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                                   Exhibit 5.1
                                                                     FILE NUMBER
                                                                          875770

                                December 20, 2002

Realty Income Corporation
220 West Crest Street
Escondido, California 92025

Re:  Registration Statement on Form S-8
     --------------------------------------------

Ladies and Gentlemen:

     We have served as special Maryland counsel to Realty Income Corporation, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 1,000,000 shares (the "Shares") of common stock, $1.00 par value per share, of the Company (the "Common Stock") issuable in connection with The 1994 Stock Option and Incentive Plan for Key Employees of Realty Income Corporation and RIC Advisor, Inc. (the "Plan"), covered by the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act").

     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

     1.   The Registration Statement;

     2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

     3. The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

     4.   The Plan;

     5. Resolutions adopted by the Board of Directors of Realty Income Corporation, a Delaware corporation ("Realty Income Delaware"), relating to the adoption of the Plan (the "1993 Directors' Resolutions"), certified as of the date hereof by an officer of the Company;

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Realty Income Corporation
December 20, 2002
Page Two


     6. A resolution adopted by the sole stockholder of Realty Income Delaware relating to the adoption of the Plan (the "1993 Stockholder Resolution"), certified as of the date hereof by an officer of the Company;

     7. Resolutions adopted by the Board of Directors of Realty Income of Maryland, Inc., a Maryland corporation ("Realty Income Maryland"), relating to the adoption of the Plan (the "1997 Directors' Resolutions"), certified as of the date hereof by an officer of the Company;

     8. Resolutions adopted by the sole stockholder of Realty Income Maryland relating to the adoption of the Plan (the "1997 Stockholder Resolutions"), certified as of the date hereof by an officer of the Company;

     9. Resolutions adopted by the Board of Directors of the Company relating to the registration of the Shares (the "1999 Resolutions" and together with the 1993 Directors' Resolutions, the 1993 Stockholder Resolution, the 1997 Directors' Resolutions and the 1997 Stockholder Resolutions, the "Resolutions"), certified as of the date hereof by an officer of the Company;

     10. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

     11. A certificate executed by an officer of the Company, dated as of the date hereof; and

     12. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

     In expressing the opinion set forth below, we have assumed the following:

     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
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Realty Income Corporation
December 20, 2002
Page 3


     4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

     5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter or the Plan.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

     1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

     2. The Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor and otherwise in the manner described in the Registration Statement, the Resolutions and the Plan, will be (assuming that, upon any such issuance, the sum of (i) all shares of Common Stock issued as of the date hereof, (ii) any shares of Common Stock issued between the date hereof and any date on which the Shares are actually issued (not including the Shares) and
          (iii) the Shares will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you solely for your submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

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Realty Income Corporation
December 20, 2002
Page 4


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                                     Very truly yours,


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